Exhibit 99.1

RXi Pharmaceuticals Reports Financial

Results for the First Quarter of 2013

•    Acquired substantially all of OPKO Health, Inc.’s siRNA assets in early 2013

•    Completed a private placement in March 2013 with gross proceeds of $16.4 million, led by OPKO Health, Inc. and Frost Gamma Investments Trust

•    Completion of enrollment in Second Phase 1 Trial for RXI-109 Program.

WESTBOROUGH, MA – May 15, 2013 — RXi Pharmaceuticals Corporation (OTC: RXII), a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using RNA-targeted technologies, today reported its financial results for quarter ended March 31, 2013, and provided a business update.

“The first quarter of 2013 has been a good one for RXi Pharmaceuticals, with steady progress - in line with our planning and budget - for our research and development activities”, commented Dr Geert Cauwenbergh, President and CEO of the Company. He added that, “In addition to coming near the end of the Phase 1 clinical development stage for our anti-scarring compound RXI-109, RXi Pharmaceuticals has been able to significantly strengthen its cash balance by attracting new investors in its recent financing including our largest new shareholders, OPKO Health Inc., Frost Gamma Investments Trust and Broadfin Capital, LLC, in addition to existing investors like Tang Capital Partners, LP and RTW Investments, LLC.”

Quarterly Financial Highlights

Cash and Cash Equivalents

At March 31, 2013, RXi had cash and cash equivalents of approximately $19.6 million, compared with $5.1 million at December 31, 2012.

Net Loss and Net Loss Applicable to Common Stockholders

The net loss for the three months ended March 31, 2013 was $14.4 million, including $0.6 million in non-cash share based compensation expense, compared with a net loss of $1.9 million, including $0.2 million in non-cash share based compensation expense, for the three months ended March 31, 2012. The increase in the net loss of $12.5 million was primarily attributable to a one-time charge of $12.3 million related to the fair value of common shares issued to OPKO Health, Inc. (“OPKO”) for the purchase of substantially all of OPKO’s RNAi-related assets.

Net loss applicable to common stockholders for the three months ended March 31, 2013 was $17.9 million compared with a net loss applicable to common stockholders of $1.9 million for the comparable period in 2012. The increase in net loss applicable to common stockholders of $16.0 million was primarily attributable to the aforementioned increase in the net loss as compared to prior year and $3.5 million of dividends paid in the form of preferred stock to the Company preferred shareholders.

Revenues

Total revenues for the three months ended March 31, 2013 was $0.1 million as compared with no revenue for the comparable period in 2012. The increase in total revenues for the three months ended March 31, 2013 was due to the recognition of work completed on the Company’s government grants during the period.

Research and Development Expense

Research and development expenses for the three months ended March 31, 2013 were $13.8 million, compared with $1.2 million for the three months ended March 31, 2012. The increase of $12.6 million is largely due to the one-time charge of $12.3 million related to the fair value of common shares issued to OPKO for the purchase of substantially all of OPKO’s RNAi-related assets and an increase of $0.3 million in employee stock-based compensation expense.

General and Administrative Expenses

General and administrative expenses for the three months ended March 31, 2013 were $0.7 million, compared with $0.8 million for the three months ended March 31, 2012. The decrease in general administrative expenses of $0.1 million was an increase in employee stock-based compensation expense offset by a decrease in general and administrative expenses, including lower personnel costs and a decrease in the use of outside professional services and consultants.

Preferred Stock Dividends

Accretion of Series A convertible preferred stock dividends was $3.5 million for the three months ended March 31, 2013, compared with no Series A convertible preferred stock dividends for the year comparable period in 2012. Upon the Company’s completion of the spin-off from its former parent company, Galena Biopharma, Inc., the Company issued shares of Series A convertible preferred stock to certain investors. The increase in preferred stock dividends relates to the fair value of dividends paid to the Series A preferred stock holders during the quarterly period.

First Quarter 2013 and Recent Corporate Highlights

•

Initiation and Completion of Enrollment in Second Phase 1 Clinical Trial for RXI-109 Program: The Company initiated and fully enrolled a second Phase 1 clinical trial with its anti-scarring drug candidate, RXI-109, for the management of surgical and hypertrophic scars and keloids. Nine subjects (3 cohorts of 3) were enrolled in this multi-dose escalation study, during which subjects were administered intradermal injections of RXI-109 on multiple occasions over multiple weeks. Dose levels range from 2.5 to 7.5 mg per injection, and subjects received injections of RXI-109 in four separate areas of the abdomen and placebo injections in four other areas of the abdomen. This study not only evaluates safety/tolerance parameters and systemic exposure to RXI-109, but also measures mRNA levels of CTGF and various other biomarkers considered relevant for wound healing and scarring.

•

Completion of Acquisition of RNAi-related Assets from OPKO: On March 1, 2013, RXi entered into an asset purchase agreement with OPKO, in which RXi acquired substantially all of OPKO’s RNAi-related assets, which included patents, licenses, clinical and preclinical data and other assets. As consideration for these assets, RXi issued to OPKO 50 million shares of its common stock and will make milestone payments to OPKO up to an aggregate of $50 million per product tied to the successful development and commercialization of products utilizing the acquired OPKO intellectual property. In addition, upon commercialization of these products, if approved, RXi would make royalty payments to OPKO.

•

Completion of $16.4 million Placement of Common Stock: On March 6, 2013, RXi entered into definitive agreements related to the private placement of approximately 113 million shares of common stock at a price of $0.145 per share. The gross proceeds to the Company from the offering, which closed on March 12, 2013, were approximately $16.4 million and net proceeds to RXi, after payment of commissions, were approximately $16.0 million. The financing was lead by OPKO and Frost Gamma Investments Trust, a trust controlled by Phillip Frost, M.D. Other participants included existing investors Tang Capital Partners, LP and RTW Investments, LLC as well as new institutional and accredited investors.

•

Appointment of H. Paul Dorman and Curtis A. Lockshin to the Company’s Board of Directors: In April 2013, RXi appointed H. Paul Dorman and Curtis A. Lockshin to serve on the Company’s Board of Directors. Mr. Dorman’s and Dr. Lockshin’s significant industry experience will be instrumental to supporting RXi’s growth and development initiatives.

About RXI-109

RXi Pharmaceutical’s first clinical program centers on RXI-109, a self-delivering RNAi compound (sd-rxRNA®) developed by RXi for the reduction of dermal scarring in planned surgeries. RXI-109 is designed to reduce the expression of CTGF (connective tissue growth factor), a critical regulator of several biological pathways involved in fibrosis, including scar formation in the skin. The first clinical trial of RXI-109, initiated in June 2012, was designed to evaluate the safety and tolerability of several dose levels of RXI-109 in humans and may provide preliminary evidence of surgical scar reduction. A second Phase 1 trial also initiated in 2012 evaluates the safety of multiple (3) administrations of RXI-109 over 2 weeks and will allow the evaluation of RXI-109’s effect on scarring-related biomarkers. As there are currently no FDA-approved drugs to prevent scar formation, a therapeutic of this type could have great benefit for trauma and surgical patients, as a treatment during the surgical revision of existing unsatisfactory scars, and in the treatment, removal and inhibition of keloids (scars which extend beyond the original skin injury).

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (OTC: RXII) is a biotechnology company focused on discovering, developing and commercializing innovative therapies based on its proprietary, next-generation RNAi platform. Therapeutics that use RNA interference, or “RNAi,” have great promise because of their ability to “silence,” or down-regulate, the expression of a specific gene that may be overexpressed in a disease condition. Building on the pioneering work of scientific founder and Nobel Laureate Dr. Craig Mello, RXi’s first RNAi product candidate, RXI-109, which targets CTGF (connective tissue growth factor), entered into a human clinical trial in June 2012 to evaluate its safety, tolerability and potential efficacy for scar prevention. For more information, please visit www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “believe,” “expect,” “may,” “should,” “designed to,” “will” and similar references. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109 and our other product candidates; the timing and future success of our clinical trials with RXI-109; our expectation that we are coming near the end of the Phase 1 clinical development stage for RXI-109; and our ability to implement cost-saving measures. Forward-looking statements are neither historical facts nor assurances of future performance. Instead they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the risk that our clinical trial with RXI-109 may not be successful in evaluating the safety and tolerability of RXI-109 or providing preliminary evidence of surgical scar reduction; the successful and timely completion of clinical studies; uncertainties regarding the regulatory process; the availability of funds and resources to pursue our research and development projects, including our clinical trials with RXI-109; general economic conditions; and those identified under “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and in other filings the Company periodically makes with the SEC. The Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

RXi PHARMACEUTICALS CORPORATION (REGISTRANT) AND PREDECESSOR (RNAi)

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended March 31, 2013	For the Three Months Ended March 31, 2012
Total revenues	$53	$—

Research and development expenses	13,771	1,154
General and administrative expenses	676	751

Total operating expenses	(14,447)	(1,905)

Operating loss	(14,394)	(1,905)

Interest income (expense)	—	(22)
Other income (expense)	(3)	1

Net loss	(14,397)	(1,926)
Accretion of Series A convertible preferred stock and dividends	(3,547)	—

Net loss applicable to common stockholders	$(17,944)	$(1,926)

Net loss per common share applicable to common stockholders:
Basic and diluted loss per share	$(0.09)	$(0.04)

Weighted average common shares outstanding:
Basic and diluted	194,882,870	47,967,499

RXi PHARMACEUTICALS CORPORATION (REGISTRANT)

(A Development Stage Company)

CONDENSED BALANCE SHEETS

(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$19,643	$5,127
Restricted cash	53	53
Prepaid expenses and other current assets	102	212

Total current assets	19,798	5,392
Equipment and furnishings, net	172	198
Other assets	2	2

Total assets	$19,972	$5,592

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$366	$416
Accrued expenses and other current liabilities	1,126	767
Deferred revenue	464	491
Current maturities of capital lease obligations	2	5

Total current liabilities	1,958	1,679
Deferred revenue, net of current portion	—	27

Total liabilities	1,958	1,706
Total convertible preferred stock	9,896	9,726
Total stockholders’ equity (deficit)	8,118	(5,840)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$19,972	$5,592